Exhibit 99.01

Intersil Corporation Completes Sale of Wireless Networking Product Group

— Sale completes Intersil’s transition to a pure high performance analog company

— Transaction further strengthens Intersil’s balance sheet

MILPITAS, CA, August 28, 2003 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, announced today that it has completed the sale of its Wireless Networking Product Group to GlobespanVirata, Inc. (NASDAQ: GSPN). The company received $250 million in cash and 15,462,185 million shares of GlobespanVirata stock. Intersil expects to report a gain on the transaction in its third quarter financial statements.

“This sale completes our transition to a pure high performance analog company. We’re very excited about the opportunity to focus the strategy of Intersil entirely on analog, and we will continue to refine this strategy by expanding our portfolio into attractive new applications,” said Rich Beyer, president and CEO of Intersil. “Our analog businesses have leadership positions and significant market share in several of the most exciting growth segments of the technology sector, and have consistently out-performed the industry for the past several years. This success is continuing in 2003. During the first half of this year, our analog business grew in excess of 10% compared to the first half of 2002, and has exceeded an annual revenue run-rate of $500 million.”

“Intersil was highly instrumental in creating the wireless local area networking (WLAN) market. We are proud of the outstanding job our team has done over the past five years making us the acknowledged industry leader under our PRISM® brand,” added Beyer. “We have confidence that GlobespanVirata is the right company to continue this success and will provide further innovation to maintain PRISM’s leadership position.”

In connection with the sale, Intersil has implemented certain cost reduction actions to better align its resources with its new analog structure. These actions include a workforce reduction of approximately 8% that will be substantially completed by the end of the third quarter of 2003. Additional cost reduction improvements will be implemented over the next several months to enable the company to achieve its overall operating income goals. Going forward, the company will continue to report revenue in its three analog product groups: Power Management, Elantec and Standard Analog. For historical comparison purposes, a restated income statement, excluding the Wireless Networking Product Group, is included below.

“Intersil is well on its way to becoming one of the top-tier high performance analog companies in the world,” added Beyer. “With many years of analog experience, Intersil is built on a solid foundation. We believe that our continued focus on leading in attractive markets while increasing our profitability and cash flow will provide a sustainable long term model for success.”

Intersil Corporation

Historical Presentation of Continuing Operations (Adjusted)

(In millions, except per share amounts and percentages)

	Year Ended Dec 28, 2001	Qtr Ended Mar 29, 2002	Qtr Ended Jun 28, 2002	Qtr Ended Oct 4, 2002	Qtr Ended Jan 3, 2003	Year Ended Jan 3, 2003	Qtr Ended Apr 4, 2003	Qtr Ended Jul 4, 2003
Power Management	$152.5	$43.1	$43.7	$46.9	$52.6	$186.3	$54.3	$63.6
Elantec	94.7	25.4	29.5	25.0	25.5	105.4	27.2	30.1
Standard Analog	162.3	32.9	36.0	35.6	32.1	136.6	31.9	31.8

On-going product groups	409.5	101.4	109.2	107.5	110.2	428.3	113.4	125.5
Automotive	45.2	12.1	9.4	10.8	15.4	47.7	2.2	—

Total Revenue	454.7	113.5	118.6	118.3	125.6	476.0	115.6	125.5

Gross Margin	234.4	60.9	63.4	66.0	70.8	261.1	66.3	70.6
% of Sales	52%	54%	53%	56%	56%	55%	57%	56%

R&D	86.2	21.2	20.6	22.6	21.2	85.6	20.9	22.9
SG&A	88.6	23.4	25.5	25.1	23.3	97.3	22.4	22.4

Operating Income	59.6	16.3	17.3	18.3	26.3	78.2	23.0	25.3
% of Sales	13%	14%	15%	15%	21%	16%	20%	20%

Interest, net	(19.4)	(2.5)	(3.5)	(2.8)	(3.1)	(11.9)	(2.1)	(2.0)

Pretax Income	79.0	18.8	20.8	21.1	29.4	90.1	25.1	27.3

Net Income	$52.9	$13.5	$15.2	$15.7	$22.1	$66.5	$17.9	$20.1
% of Sales	12%	12%	13%	13%	18%	14%	15%	16%

Earnings Per Share
Basic	$0.39	$0.10	$0.11	$0.11	$0.16	$0.49	$0.13	$0.15
Diluted	$0.37	$0.10	$0.11	$0.11	$0.16	$0.47	$0.13	$0.14

Weighted Average Shares
Basic	135.3	136.5	136.6	136.4	136.6	136.5	136.6	136.9
Diluted	141.2	141.7	141.8	140.7	140.5	141.2	140.2	141.2

About Intersil

Intersil Corporation is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets – flat panel displays, optical storage (CD and DVD recordable) and power management. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at: www.intersil.com.

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.